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                                                                Exhibit 99.1



AT THE COMPANY:
Edward M. Tracy
President and CEO
609-383-3333



                          CAPITAL GAMING INTERNATIONAL
                       REPORTS ON FINANCIAL RESTRUCTURING

                  ATLANTIC CITY, NEW JERSEY; December 23, 1996 -- Capital Gaming International, Inc. (OTC Bulletin Board: GDFI) (the "Company") reported today that it had successfully completed negotiations with its Noteholders Steering Committee, an ad hoc committee consisting of holders of more than two-thirds of the Company's outstanding Secured Notes ("Notes") regarding the economic terms of the financial restructuring of the Company. As contemplated by these negotiations, the Company today commenced its reorganization proceedings and filed its pre-negotiated plan of reorganization in the United States Bankruptcy Court for the District of New Jersey (the "Court").

                  The Company further reported that today's filing is the final step toward implementing the final restructuring of the Company. The Company contemplates that it will have its plan of reorganization confirmed by the Court before the end of the 1st quarter of 1997.

                  Capital Gaming has interests in two wholly-owned subsidiaries, Capital Gaming Management, Inc. and Capital Development Gaming Corp. The Company's subsidiaries are multi-jurisdictional gaming companies having gaming management

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interests with Native American tribes in several states. Today's filing does not involve the Company's Subsidiaries and the Company does not anticipate any need for a restructuring at the subsidiary level.

                  The Company's financial restructuring follows the successful disposition of its New Orleans assets through the sale of its Crescent City Capital Development Corporation subsidiary ("CCCDC") and addresses the Company's need to reduce the remaining debt on the parent company in exchange for equity in the parent company.

                  The Company further reported that on July 29, 1996 the Indenture Trustee for the Company's Noteholders distributed to Noteholders, on account of its security interests in the assets of the Company, an aggregate of $49,986,000 in cash and notes issued by the purchaser of CCCDC ("Purchaser's Notes"). Subsequently, in August 1996 the Purchaser's Notes totaling $28 million were redeemed by the purchaser at 100% of the principal amount plus accrued interest.

                  Edward M. Tracy, President and CEO of Capital Gaming, stated:
"We are pleased to be taking this final step towards the financial restructuring of the Company and to have the support of the Noteholders Steering Committee. The successful process of restructuring the Company's indebtedness will provide the Company with the opportunity to continue its growth in Native American gaming and other gaming venues."

                  Based in Atlantic City, New Jersey, Capital Gaming International is a multi-jurisdictional casino development and

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management company with interests in the Native American gaming markets.

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